Eleventh AMENDMENT TO LOAN AGREEMENT

THIS ELEVENTH AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 7th day of September, 2022 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the “Bank”), and CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust (the “Trust”), not individually but solely on behalf of its respective Funds as set forth on Exhibit A to the Loan Agreement, separately and not jointly (each such Fund a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds”), and with its address at 400 North Roxbury Drive, Beverly Hills, California, 90210.

W I T N E S S E T H:

WHEREAS, the Bank and the Trust on behalf of the Borrowers entered into a loan agreement originally effective as of October 1, 2014, as amended (the “Loan Agreement”); and

WHEREAS, the parties wish to further amend the Loan Agreement in order to extend the maturity date and amend certain other provisions of the Loan Agreement (this amendment herein sometimes called the “Eleventh Amendment”).

NOW, THEREFORE, the parties agree as follows:

1. Changes in Loan Facility.

(A)       The following definitions in Section 1 of the Loan Agreement shall be added or amended and restated to read as follows in the Loan Agreement and all the Loan Documents:

“Advisor” shall mean the investment advisor of the Trust and the Borrowing Funds as identified in Section 7(m).

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person. For this purpose, “Control” means, with respect to any specified Person, the possession, directly or indirectly, of the power to direct, or cause the direction of the management or policies of such Person, whether through ownership of voting securities or other ownership interests, by contract or otherwise, and Control shall not be deemed absent solely because another Person shall have veto power with respect to major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Change of Control” means (a) the acquisition by any Person other than an Affiliate of the Advisor on the date hereof, or two or more such Persons who are not Affiliates of the Advisor on the date hereof acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty-five percent (25%) or more of the outstanding shares of voting equity interests of the Advisor on a fully diluted basis; or (b) occupation of a majority of the seats on the board of directors or trustees (or similar governing body) of the Trust or of the Advisor by Persons who were neither (x) nominated by such applicable governing body of the Trust or Advisor nor (y) appointed or approved by such governing body.

"Maturity Date" shall mean, with respect to each Loan if the Bank (at its sole discretion) approves such a Loan to a Borrowing Fund hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than September 6, 2023 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

“Maximum Amount” shall mean Four Hundred Million Dollars ($400,000,000) in the aggregate for all Borrowing Funds under this facility.

“Person” shall mean any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.

(B)       Section 5(d) of the Loan Agreement shall be amended to add the following:

The Trust shall notify the Bank of any Change of Control.

(C)       Subsection (i) of Section 5(i) of the Loan Agreement shall be amended and restated as follows:

(i)         Notice. The Trust shall notify the Bank in writing, promptly upon the Trust learning thereof, of: (i) any litigation, suit or administrative proceeding which may impact the operations, financial condition or business of the Advisor (solely to the extent such impact affects the advisory services to the Trust and Funds), or of the Trust or any of the Borrowing Funds (including without limitation any order of a court or Governmental Authority);…

(D)       Section 7 of the Loan Agreement shall be amended to revise and restate the following subsections:

(m)       City National Rochdale, LLC shall no longer be the Advisor; or

(n)        The Advisor fails to comply with Applicable Law in managing any of the Borrowing Funds or if the Advisor, Trust or any Borrowing Fund becomes subject to any court or Governmental Authority order and such failure to comply or order, individually or in the aggregate, would reasonably be expected to materially and adversely affect such Borrowing Fund or its ability to perform its obligations under the Loan Documents; or

(o)        Any Change of Control occurs; or

(p)        The Bank shall no longer be the Custodian of the assets of a Borrowing Fund (or such Borrowing Fund or the Trust has taken action to remove the Bank as Custodian).

(E)        The Funds previously listed in Exhibit A to the Loan Agreement are hereby amended and restated in their entirety as set forth in Exhibit A attached hereto. In addition, Schedule A to the Pledge and Security Agreement and Schedule A to the Securities Account Control Agreement are both hereby amended and restated in their entirety to be identical to Exhibit A to the Loan Agreement as amended and restated hereby.

(F)        In connection with the above, the Trust shall execute an Amended and Restated Promissory Note on behalf of the respective Borrowing Funds, which shall hereafter be Exhibit D under the Loan Agreement, in the form attached hereto as Exhibit B. The Trust and the Bank acknowledge and agree that the obligations of the Borrowing Funds to the Bank under prior Amended and Restated Promissory Notes shall not be deemed cancelled or satisfied, but shall now be deemed evidenced by the attached Amended and Restated Promissory Note, and such Note and the Loans evidenced thereby shall continue to be subject to the various provisions of the Loan Agreement. Upon the effectiveness of this Eleventh Amendment, the term “Note” as used in the Loan Agreement and the other Loan Documents shall be deemed to refer to the new Amended and Restated Promissory Note.

2. Effectiveness. This Eleventh Amendment shall be effective upon delivery to the Bank of an original Eleventh Amendment and the original Amended and Restated Promissory Note all duly executed by the Trust on behalf of the respective Borrowing Funds. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3. Representations, Warranties and Covenants. The Trust on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)       This Eleventh Amendment has been duly executed and delivered by the Trust on behalf of the Borrowing Funds, is authorized by all requisite action of the Trust and such Funds and is the legal, valid, binding and enforceable obligation of the Trust and such Funds; and

(B)       The execution and delivery of this Eleventh Amendment by the Trust on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Declaration of Trust or other governing documents of the Trust or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Trust or the Borrowing Funds are a party or by which the Trust, the Borrowing Funds or any of their assets or properties are bound; and

(C)       Except as previously agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this Eleventh Amendment; and

(D)       Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants or as to the Trust or the Borrowing Funds set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.          Miscellaneous.

(A)       As amended hereby, the Loan Agreement, the other Loan Documents, and the Liens granted under the Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)       Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)       The Trust or the Borrowing Funds shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it or for which it becomes obligated in connection with or arising out of this Eleventh Amendment.

(D)       Except as amended hereby, the Loan Agreement and all other Loan Documents and the Liens granted thereunder shall be deemed confirmed and on-going in accord with their respective terms.

(E)        This Eleventh Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this Eleventh Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Andrew D. Mihaly
Andrew D. Mihaly
Assistant Vice President

CITY NATIONAL ROCHDALE FUNDS, not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

By:	/s/ Anthony Sozio
Anthony Sozio
Vice President

U.S. BANK NATIONAL ASSOCIATION (As Custodian)

By:	/s/ Teresa Burton
Teresa Burton
Vice President

EXHIBIT A

to Eleventh Amendment to Loan Agreement

Fund Name	TIN Number
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Equity Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689

Schedule One

To Eleventh Amendment to Loan Agreement

Nothing to disclose

EXHIBIT B

AMENDED AND RESTATED

PROMISSORY NOTE

$400,000,000	Cincinnati, Ohio
September 7, 2022

CITY NATIONAL ROCHDALE FUNDS, a Delaware statutory trust (the “Trust”), not individually but only on behalf of its Funds listed in Schedule A (attached hereto and made a part hereof) for which a borrowing is requested, separately and not jointly (each a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds” hereunder), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, (the "Bank"), or its successors or assigns, on or before September 6, 2023, or such earlier date specified in the Loan Agreement as the Maturity Date ("Maturity Date"), the principal sum of Four Hundred Million Dollars ($400,000,000), or such portion thereof as may be outstanding from time to time as Loans to the Borrowers which are related to such Trust under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.

This Note is the "Amended and Restated Note" to which reference is made in the Eleventh Amendment to Loan Agreement dated as of even date herewith between the Borrowers and the Trust party thereto and the Bank (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrowers under the Loan Agreement and evidenced by this Note (the "Loans").

This Note shall bear interest at a rate per annum equal to the greater of zero percent (0%) or the Prime Rate minus one-half of one percent (0.5%), which interest shall be payable monthly, in arrears, commencing on October 1, 2022 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund’s Loan as a voluntary prepayment. Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

As used herein, the term "Prime Rate" shall mean the rate which the Bank announces as its prime lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

The principal of this Note is subject to mandatory prepayments, as follows: (i) if the aggregate principal amount of the Loans outstanding to any Borrower exceeds the Borrowing Fund Limit for such Borrower at any time, such excess shall be immediately due and payable, (ii) if the aggregate principal amount of the Loans outstanding to all Borrowing Funds under the Loan Agreement exceeds the Maximum Amount at any time, the Borrower’s pro rata share of such excess (as determined pursuant to Section 3(a) of the Loan Agreement) shall be immediately due and payable and (iii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise. This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to no less than $1,000.00 (or, if less, the then-outstanding balance of this Note).

If any payment due from a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

An "Event of Default" as described in the Loan Agreement with respect to a Borrower shall constitute an Event of Default hereunder. Upon the occurrence of such an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity with respect to such Borrower. At the option of the Bank, upon the occurrence and during the continuance of any Event of Default with respect to a Borrowing Fund, this Note shall bear interest applicable to such Borrowing Fund (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH-W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing. Each Borrower and its applicable Trust authorize the Bank to charge any account, in the name of such Borrower, or charge or increase any loan balance of such Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder. The Bank is further authorized by each Borrower and its applicable Trust to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank's regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

The Borrowers’ and the Trust’s obligations under this Note are subject to the limitations set forth in Section 8(k) of the Loan Agreement, which provisions are incorporated by reference as if set forth in full herein. If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.

Without limitation on the ability of the Bank to exercise all of its rights as to the Collateral provided by the Borrower or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, each Borrower and its Trust and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrowers, the Trust and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrowers, the Trust and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note. The interest rate and all other terms of this Note negotiated with the Borrowers are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.

THE TRUST:

CITY NATIONAL ROCHDALE FUNDS, not individually but solely on behalf of its Funds listed on Schedule A to this Note, separately and not jointly

By:	/s/ Anthony Sozio
Anthony Sozio
Vice President

Schedule A

To Amended and Restated Promissory Note

Fund Name	TIN Number
City National Rochdale Government Bond Fund	23-3024506
City National Rochdale Corporate Bond Fund	23-3024502
City National Rochdale California Tax Exempt Bond Fund	23-3024507
City National Rochdale Municipal High Income Fund	46-4072811
City National Rochdale Intermediate Fixed Income Fund	13-4097327
City National Rochdale Fixed Income Opportunities Fund	26-4738448
City National Rochdale Equity Income Fund	13-4053250
City National Rochdale U.S. Core Equity Fund	46-1400689